EXHIBIT 21.1

                              List of Subsidiaries

The Company has the following subsidiaries:

Name:
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Cabo Development Limited

Alberta Holdings Limited

Peakway Worldwide Limited

Fujian Baopiao Light Industry Co., Ltd

Fuijian Jinjiang Pacific Shoes Co., Ltd